 Bluegreen Vacations Corporation Provides Update on Business Operations

June 22, 2020

BOCA RATON, Florida (BUSINESS WIRE) –  Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen Vacations" or the “Company") today provided an update on its business operations.

“We are excited to be reopening our resorts to owners and guests and to start the process of recommencing our sales and marketing operations as cities around the country ease restrictions in connection with the COVID-19 pandemic,” said Alan B. Levan, Chairman, President and Chief Executive Officer of Bluegreen Vacations.  Mr. Levan continued, “We have taken steps that we believe will enhance our safety and sanitation procedures for the benefit of our owners, guests and associates in the current environment.  We are thankful for the continued support of our owners and associates and the heroic efforts of the first responders and healthcare professionals during these unprecedented times.”

As of June 15, 2020, 65 of the Company’s 68 resorts were welcoming guests and the Company expects average occupancies for June 1, 2020 through July 31, 2020 to be approximately 69% at all resorts and 65%  at resorts with on-site sales offices.  For more details on our anticipated resort reopening activities and on our enhanced safety and sanitation procedures please go to our website at https://www.bluegreenowner.com/featured/Travel-Advisory.

Further, as of June 15, 2020, the Company had commenced sales to Bluegreen Vacations’ existing owners at 20 of its 26 sales offices and had commenced sales to new customers at one sales office. The Company currently anticipates it will commence sales to new owners at additional sales offices on or about July 1, 2020. In addition, the Company has restarted the marketing of vacation packages at 28 Bass Pro and Cabela’s locations (out of the 89 that were open in March 2020) and reactivated its call transfer marketing program with Choice Hotels. The Company currently anticipates that it will have reopened at least 70 Bass Pro and Cabela’s locations by July 31 and the remaining during the third quarter of 2020.    While there is no assurance that the trend will continue, the performance of our retail marketing of our vacation packages in the locations we have opened and our VOI sales at the sales offices reopened to date have exceeded its expectations.

The Company expects such reopening efforts for the remaining resorts and sales and marketing operations to continue over the next several weeks as more jurisdictions lift or ease these restrictions and allow businesses to return to operation, subject to complying with certain mandatory precautionary measures to address the pandemic. However, any reopening activities of the Company’s may be delayed or interrupted depending on federal, state, and location government orders or recommendations or based on assessments of the state of the COVID-19 pandemic or any other business interruptions.

In addition, as of May 31, 2020, the Company had $246 million of unrestricted cash and only $21 million of debt maturities due thru March 31, 2021.

We do not normally provide information prior to quarter end but given the previously announced closings of operations due to the pandemic, we believed that it was appropriate in the current circumstances to provide this information. We anticipate that the next update will be provided in connection with the reporting of our quarterly results.

Forward-Looking Statements:

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe,” “may,” “could,” “should,” “plans,” “anticipates,” “intends,” “estimates,” “expects,” and other words and phrases of similar impact. Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to the rapidly changing effects of the COVID-19 outbreak, including reduced demand for vacation ownership products and services, travel and business restrictions, volatility in the international and national economy and credit markets, worker absenteeism, quarantines and other health-related restrictions; the length and severity of the COVID-19 outbreak and our ability to successfully resume full business operations thereafter; governmental and agency orders, mandates and guidance in response to the COVID-19 outbreak; the pace of recovery following the COVID-19 outbreak; competitive conditions; our liquidity and the availability of capital; our ability to successfully implement our strategic plans and initiatives to navigate the COVID-19 outbreak; risks that our current or future marketing alliances may not be available to us in the future; risks that default rates may increase and exceed the Company’s expectations; risks related to our indebtedness, including the potential for accelerated maturities and debt covenant violations; the risk of heightened litigation as a result of actions taken in response to the COVID-19 pandemic; the impact of the COVID-19 outbreak on our shareholder dividend policy, including that regular dividends may not be reinstated; and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed on March 12, 2020 and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which was filed on May 11, 2020. Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

About Bluegreen Vacations Corporation

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, vacation ownership plan with approximately 221,000 owners, 68 Club and Club Associate Resorts and access to more than 11,350 other hotels and resorts through partnerships and exchange networks as of March 31, 2020. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 93% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its approximate 93% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

Bluegreen Vacations Corporation
Investor Relations:
Leo Hinkley 954-940-5336
Email: Leo.Hinkley@BluegreenVacations.com